Exhibit 99.1
A10 Networks Reports Preliminary First Quarter Financial Results, Reiterates Full-Year Earnings Guidance

Company to Release Final Results and Conduct Conference Call on May 4, 2023

SAN JOSE, Calif., April 3, 2023 -- A10 Networks (NYSE: ATEN), a leading provider of secure application services and solutions, today announced the following preliminary and unaudited results for the quarter ended March 31, 2023.

A10 Networks expects revenue in the first quarter of 2023 to be between $56 million and $58 million. The Company also reiterated guidance for full-year earnings.

“The expected headwinds we discussed in our Q4 2022 earnings call on February 7th impacted our results in the first quarter,” commented Dhrupad Trivedi, President and Chief Executive Officer of A10 Networks. “Additionally, approximately $4.8 million in orders were shifted to future periods as we prioritized security in response to the cyber incident that occurred during Q1 2023. Like others, we also experienced delays related to North American customers going through their own restructuring. These issues were taken into account in our full-year outlook and we expect Q1 to be the bottom for the year.”

Trivedi continued, “Given the first quarter results, we have taken actions to flex our cost structure to better enable us to achieve our full-year earnings targets without compromising our long-term growth plans. Our Q1 Adjusted EBITDA margin expanded on year-over-year basis in spite of macro-driven top line challenges demonstrating the business model focus. We remain confident that we can deliver revenue growth that outpaces our peer set, and we expect double-digit growth in our full-year non-GAAP EPS.”

Management will host a call and live webcast to review the financial results and provide a corporate update on Thursday, May 4, 2023 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). The Company will provide additional details about the earnings call later this month.

About A10 Networks
A10 Networks (NYSE: ATEN) provides secure application services and solutions for on-premises, multi-cloud and edge-cloud environments at hyperscale. Our mission is to enable service providers and enterprises to deliver business-critical applications that are secure, available and efficient for multi-cloud transformation and 5G readiness. We deliver better business outcomes that support investment protection, new business models and help future-proof infrastructures, empowering our customers to provide the most secure and available digital experience. Founded in 2004, A10 Networks is based in San Jose, Calif. and serves customers globally. For more information, visit www.a10networks.com and follow us @A10Networks.

The A10 logo and A10 Networks are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Source: A10 Networks, Inc.

Investor Contact:
Rob Fink or Tom Baumann
FNK IR
646.809.4048 / 646.349.6641
aten@fnkir.com

Brian Becker
Chief Financial Officer
investors@a10networks.com